Exhibit 99.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 4, 2015, is among persons identified on Schedules A and B as the “Sellers” (including the “Shah Sellers” and the “Lu Sellers”; individually, a “Shah Seller” or a “Lu Seller”, as the case may be and, collectively, the “Sellers”) and The Smart Soho International Limited (the “Acquirer”). The Sellers, on the one hand, and the Acquirer, on the other hand, shall be referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, on the terms and conditions set forth in this Agreement, the Sellers desire to sell, and the Acquirer desires to purchase an aggregate number of 11,739,932 ordinary shares, par value US$0.00375 per share (the “Ordinary Shares” or the “Securities”), of UTStarcom Holdings Corp., a Cayman Islands corporation (the “Company”, together with its subsidiaries, the “Group”).

WHEREAS, the Sellers and the Acquirer entered into that certain Binding Term Sheet (the “Term Sheet”) on August 6, 2015, relating to the proposed sale and purchase of the Securities.

WHEREAS, pursuant to the Term Sheet and a certain escrow agreement entered into in connection therewith (the “Escrow Agreement”), the Acquirer has deposited US$1,000,000 in cash (such amount, together with any interest earned and paid thereon, the “Escrow Amount”) in an escrow account.

WHEREAS, the Parties desire to enter into this Agreement as the definitive agreement for the sale and purchase of the Securities, which shall supersede the terms under the Term Sheet (other than, as applicable, solely with respect to the release of the Escrow Amount but pursuant to the terms herein), to make certain representations, warranties, and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION I

PURCHASE AND SALE OF SECURITIES

1.01	Sale of Securities. Each Seller, severally and not jointly, agrees to assign, transfer and deliver to the Acquirer, and the Acquirer hereby agrees to purchase from the Sellers, such number of Ordinary Shares set forth opposite the Acquirer’s name in Schedules A and B hereto, on the Closing Date and pursuant to and in accordance with the terms and conditions set forth in this Agreement.

1.02	Purchase Price. The aggregate purchase price payable to each Seller (with respect to such Seller, its “Purchase Price”) shall be equal to the amount set forth opposite such Seller’s name in Schedules A and B. The aggregate amount of the Purchase Prices payable to the Sellers shall be US$70,439,592 (the “Aggregate Purchase Price”). The Acquirer shall pay to the applicable Seller(s), pursuant to the section “Payment Terms” below, an aggregate amount equal to (i) US$6 per share multiplied by (ii) the number of Ordinary Shares set forth opposite the Acquirer’s name in Schedules A and B hereto.

1.03	Payment Terms.

(a) On the Closing Date (defined below), an aggregate of US$64,569,626 out of the Aggregate Purchase Price payable to the Sellers by the Acquirer (including the Escrow Amount to be paid to the Shah Sellers pursuant to the terms of this Agreement) shall be paid by the Acquirer via wire transfer of immediately available funds in U.S. dollars to one or more accounts to be designated by each of the Sellers in a notice to the Acquirer (which notice shall be delivered not later than five (5) days prior to the Closing Date (as defined below)) (collectively, the “First Tranche Payments”) in the amounts indicated in Schedules A and B for the First Tranche Payments. On the Closing Date, the Shah Sellers and the Acquirer shall jointly instruct the Escrow Agent (as defined under the Term Sheet) to release the Escrow Amount (as part of the First Tranche Payments to the Shah Sellers) to one or more accounts to be designated by the Shah Sellers.

(b) As soon as practicable as agreed among the Parties after the Closing but in no event later than January 8, 2016, the Acquire shall pay the remaining aggregate amount of US$5,869,966 out of the Aggregate Purchase Price to the Sellers in the same manner as set forth in Section 1.03 (a) above (the “Second Tranche Payments”) in the amounts indicated in Schedules A and B for the Second Tranche Payments. For the avoidance of doubt, (i) Acquirer shall acquire full and complete ownership of the Ordinary Shares, free and clear of any adverse claims, save as provided in Section 2.01(e), and (ii) the obligations of the Acquirer to pay the Second Tranche Payments are not subject to any performance of any obligation or fulfillment of any closing condition by any Seller.

1.04	Closing. The closing of the payment of the First Tranche Payments and the purchase and sale of certain Ordinary Shares (the “Closing”) shall take place as soon as practicable as agreed among the Parties, but in no event later than December 4, 2015 (the “Termination Date”), subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of each condition set forth in Schedule C (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of those conditions at the Closing) or at such other time and date as the parties hereto may agree. The date of the Closing shall be referred to as the “Closing Date”.

1.05	Closing Conditions Precedent. The obligations of relevant Parties to consummate the purchase of the Securities at Closing are subject to the satisfaction of each relevant condition set forth in Schedule C (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of those conditions at the Closing).

1.06	Termination; Termination Fee. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

a)	This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Parties.

b)	If the Closing has not occurred by the Termination Date for any reason other than a failure by any Seller or Acquirer to perform the covenants and agreements set forth herein to be performed by them or to satisfy the applicable conditions set forth herein to be satisfied by them, either Party may terminate this Agreement and none of the Parties shall have any liability or obligation to the other Parties.

c)	If the Shah Sellers have performed the covenants and agreements and satisfied the conditions set forth herein to be performed or satisfied by the Shah Sellers and the Closing has not occurred by the Termination Date solely due to a failure by the Acquirer to perform the covenants and agreements or to satisfy the applicable conditions set forth herein to be performed or satisfied by the Acquirer, the Shah Sellers may terminate this Agreement upon delivery of written notice to the Acquirer, and, within five (5) days of such termination, the Acquirer shall (i) pay the Shah Sellers a reverse termination fee of US$3,000,000 to one or more accounts to be designated by the Shah Sellers, and (ii) notwithstanding anything to the contrary under the Term Sheet or the Escrow Agreement, cause the Escrow Amount to be released to one or more accounts to be designated by the Shah Sellers.

d)	If the Acquirer has performed the covenants and agreements and satisfied the conditions set forth herein to be performed or satisfied by the Acquirer and the Closing has not occurred by the Termination Date solely due to a failure by any Seller to perform the covenants and agreements or to satisfy the applicable conditions set forth herein to be performed or satisfied by such Seller, the Acquirer may terminate this Agreement upon delivery of written notice to the Sellers, and, within five (5) days of such termination, the Sellers shall (i) pay the Acquirer a termination fee of US$4,000,000 to an account to be designated by the Acquirer, and (ii) notwithstanding anything to the contrary under the Term Sheet or the Escrow Agreement, cause the Escrow Amount to be released to the account to be designated by the Acquirer.

SECTION II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

2.01	General Representations and Warranties. In order to induce the Acquirer to purchase the Ordinary Shares, each Seller, severally and not jointly, represents and warrants to the Acquirer as follows:

a)	Existence. The Seller, as the case maybe, is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full power and authority to sell the Ordinary Shares being sold by the Seller and to enter into and perform its obligations under this Agreement.

b)	Authorization. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. No consent, approval, license from, or exemption of (other than exemptions from applicable federal and state securities laws), and no registration, qualification, designation, declaration or filing with (other than applicable filings pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated by this Agreement.

c)	No conflict with Other Instruments. Neither the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, nor the compliance by the Seller with the terms and conditions of this Agreement, will (i) violate any provision of the Seller’s organizational documents, as amended to date; (ii) to its knowledge, violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Seller is bound; or (iii) assuming delivery of the consents required by clause a) of the Conditions to the Obligations of the Acquirer in Schedule C, violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Seller is a party or by which the Seller is bound.

d)	Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Seller; and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

e)	Title to Securities. The Seller owns the Ordinary Shares being sold by it to the Acquirer, as set forth opposite such Seller’s name in Schedule A or Schedule B, as applicable, free and clear of all liens, other than (i) restrictions imposed under applicable securities laws, (ii) restrictions created by the Company or imposed by the Company’s constitutive documents then in effect or, (iii) solely with respect to Shah Capital Opportunity Fund LP, the restriction on the transfer of such Shah Seller’s “Registrable Shares” to persons “in competition with” the Company, as those terms are used in the Stockholder Rights Agreement dated as of February 1, 2010 among the Company, such Shah Seller and Elite Noble Limited, and on the Closing Date, Acquirer shall acquire ownership of all shares being sold by each Seller free and clear of any liens or restrictions, except as provided in this clause or as consented to by Acquirer.

f)	Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Seller’s knowledge, threatened against or affecting, the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Seller, or (iii) governmental inquiry pending, or to the Seller’s knowledge threatened, against or affecting the Seller, any of which, as it relates to clauses (i), (ii) and (iii), if adversely determined, would invalidate or prevent the performance by the Seller of the transactions contemplated by this Agreement.

2.02	Representations and Warranties With Respect to the Company.

a)	To the Sellers’ knowledge, on the date hereof and as of the Closing, (i) the Company is in material compliance with applicable intellectual property laws and (ii) the applicable pension fund contributions in India have been made as required by law.

b)	The Sellers are not aware of any untrue statements of material fact or omissions to state a material fact in the Company’s Form 20-F for the year ended December 31, 2014, as amended, or in any report on Form 6-K filed by the Company subsequent to the filing of the foregoing Form 20-F.

2.03	No Other Representations or Warranties. Except for the representations and warranties contained in Section 2.01, the Seller makes no express or implied representation or warranty to the Acquirer.

SECTION III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

3.01	General Representations and Warranties. In order to induce the Sellers to sell the Ordinary Shares, the Acquirer represents and warrants to the Sellers as follows:

a)	Existence and Good Standing. The Acquirer is duly organized and validly existing under the laws and regulations of its jurisdiction, and has full power and authority to acquire the Ordinary Shares and to enter into and perform its obligations under this Agreement.

b)	Authorization. The execution and delivery of this Agreement by the Acquirer and the consummation by the Acquirer of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of the Acquirer. No consent, approval, license form, or exemption of (other than exemptions from applicable federal and state securities laws), and no registration, qualification, designation, declaration or filing with (other than applicable filings pursuant to Section 13 of the Exchange Act), any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Acquirer of this Agreement or the consummation by the Acquirer of the transactions contemplated by this Agreement.

c)	No Conflict with Other Instruments. The execution and delivery by the Acquirer of this Agreement, the consummation by the Acquirer of the transactions contemplated by this Agreement and the compliance by the Acquirer with the terms and conditions by this Agreement, will not (i) violate any provision of the Acquirer’s constitutive documents; (ii) to its knowledge, violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Acquirer is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Acquirer is a party or by which the Acquirer is bound.

d)	Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Acquirer, and this Agreement constitutes the legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity. The Acquirer has adequate surplus or other available capital, as applicable, to effect the purchase of the Ordinary Shares in accordance with the terms and conditions of this Agreement.

e)	Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Acquirer’s knowledge, threatened against or affecting, the Acquirer, at law or in equity, or before or by and federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Acquirer, or (iii) governmental inquiry pending, or to the Acquirer’s knowledge threatened, against or affecting the Acquirer, any of which, as it relates to clauses (i), (ii) and (iii), if adversely determined, would invalidate or prevent the performance by the Acquirer of the transactions contemplated by this Agreement.

f)	Purchase for Own Account. The Acquirer represents that it is acquiring the Ordinary Shares solely for the Acquirer’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Acquirer has no present intention of selling, granting any participation in, or otherwise distributing the same.

g)	Status. The Acquirer is either (a) not a U.S. Person (as defined in Rule 902 of Regulation S) or (b) an “accredited investor” within the meaning in Rule 501 of Regulation D because all of the equity securities of Acquirer are held by persons who are accredited investors. The Acquirer has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the transactions contemplated hereunder and can bear the economic risk of its investment in the Securities. The Acquirer has such knowledge and experience in financial and business matters as to enable it to make an informed decision with respect to the purchase of the Securities. The Acquirer is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Securities.

h)	Availability of Funds. The Acquirer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay due amounts required to be paid by the Acquirer pursuant to Section 1.03 of this Agreement.

3.02	No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, the Acquirer makes no express or implied representation or warranty to the Sellers.

SECTION IV

MISCELLANEOUS

4.01	Survival. All representations and warranties contained herein and all claims and causes of action in relation thereto shall continue to be effective until the date that is eighteen (18) months following the Closing Date.

4.02	Agreement; Amendments. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to its subject matter including, without limitation, the Term Sheet (other than, as applicable, solely with respect to the release of the Escrow Amount but pursuant to the terms herein). Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Acquirer or the Sellers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Acquirer and the Sellers, and (ii) only in the specific instance and for the specific purpose for which made or given. Neither the Acquirer nor the Seller shall assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

4.03	Fees and Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses (including but not limited to taxes) incurred in connection with this Agreement and other transaction documents contemplated hereunder shall be borne and paid by the Party incurring such fee, cost or expense.

4.04	Public Announcements. Except as required by law or regulation (including any securities law or any rules of any relevant securities exchange), no party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media prior to the Closing without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such announcement to be made prior to the Closing. For the avoidance of doubt, the Shah Sellers and their affiliates shall have the right to make public announcements in respect of this Agreement and the transactions contemplated hereby after the Closing at their sole discretion as to the timing and contents of any such announcement. Any such public announcement shall not name or otherwise identify Acquirer or any of its affiliates unless the Shah Sellers shall have provided a copy of any such proposed public announcement to the Acquirer for review at least two days prior to the issuance thereof and included any reasonable comments provided by Acquirer.

4.05	Confidentiality. Except as required by relevant law or regulation (including any securities law or any rules of any relevant securities exchange), the Parties shall not disclose, publish, or otherwise disseminate Confidential Information (as defined below) to anyone other than such Party’s affiliates and to its and its affiliates’ directors, officers, employees, limited partners, financing sources, agents or other professionals or advisers (collectively, “Representatives”) with a need to know, and each Party shall take reasonable precautions, no less stringent than it takes for its own confidential information, to prevent any unauthorized use, disclosure, publication, or any other dissemination of Confidential Information in violation of this Agreement. Each Party agree to only use the Confidential Information of the other Parties for the sole purpose of evaluation, negotiation and implementation of the transaction contemplated herein and shall not use the Confidential Information for any other purpose whatsoever without the prior written approval of an authorized representative of the disclosing Party in each instance. If a Party is required by any law, order of any court or other government agency or rule of any relevant securities exchange to disclose any Confidential Information of the other Parties, such Party shall provide the relevant Party with prompt written notice of the requirement to the extent legal and reasonably practical so that the relevant Party may seek an appropriate protective order or other remedial measures.

The Parties agree that all information and materials disclosed by one Party to the other Parties in connection with the transaction contemplated hereunder, and designated by the disclosing Party as the Confidential Information, shall be governed by this Section 4.05, and all such information and materials are referred to collectively herein as “Confidential Information”. The terms and conditions of this Agreement, existence, nature or substance of the discussions between the parties regarding the transaction under this Agreement shall be deemed Confidential Information and governed by this section, whether or not specifically so designated by either party.

The restrictions on use of Confidential Information set forth in this Section 4.05 shall not apply to information that:

a)	the receiving Party can establish by reasonable proof was in its or its Representatives’ possession free of any obligation of confidence at the time of disclosure by the disclosing Party or its Representatives; or

b)	was in the public domain at the time or after the obtaining thereof by the receiving Party or its Representatives, except due to a breach of this Agreement by the receiving Party or its Representatives; or

c)	was received by the receiving Party or its Representatives from a third party who had a right to disclose it to the receiving Party or its Representatives without breaching any of its confidentiality obligations known to the receiving Party or its Representatives; or

d)	was developed by the receiving Party or its Representatives independently of and without reference to any information communicated to the receiving Party or its Representatives by the disclosing Party.

4.06	Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties under it shall be governed by the laws of New York, without regard to the conflicts of law principles thereof. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

a)	The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

b)	The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 4.06;

c)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

d)	A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

e)	The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

4.07	Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by email or facsimile is to be treated as an original document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of
SHAH CAPITAL MANAGEMENT, INC.

November 4, 2015	Himanshu H. Shah
(Date)	(Name)

/s/ Himanshu H. Shah
(Signature)

For and on behalf of
SHAH CAPITAL OPPORTUNITY FUND LP

November 4, 2015	Himanshu H. Shah
(Date)	(Name)

/s/ Himanshu H. Shah
(Signature)

HIMANSHU H. SHAH

November 4, 2015	Himanshu H. Shah
(Date)	(Name)

/s/ Himanshu H. Shah
(Signature)

[Signature Page to the Purchase and Sale Agreement]

HONG LIANG LU

Nov 4, 2015
(Date)

/s/ Hong Liang Lu
(Signature)

For and on behalf of
LU CHARITABLE REMAINDER TRUST

Nov 4, 2015	Hong Liang Lu
(Date)	(Name)

/s/ Hong Liang Lu
(Signature)

For and on behalf of
THE LU FAMILY LIMITED PARTNERSHIP

Nov 4, 2015	Hong Liang Lu
(Date)	(Name)

/s/ Hong Liang Lu
(Signature)

[Signature Page to the Purchase and Sale Agreement]

For and on behalf of
THE LU FAMILY TRUST

Nov 4, 2015	Hong Liang Lu
(Date)	(Name)

/s/ Hong Liang Lu
(Signature)

[Signature Page to the Purchase and Sale Agreement]

For and on behalf of
THE SMART SOHO INTERNATIONAL LIMITED

11/4/2015	Guoping Gu
(Date)	(Name)

/s/ Guoping Gu
(Signature)

[Signature Page to the Purchase and Sale Agreement]

SCHEDULE A

SHAH SELLERS

Shah Sellers	Number of Ordinary Shares to Sell	First Tranche Payments		Second Tranche Payments

Shah Capital Management, Inc.	1,730,000 (held in brokerage account(s))	US$	9,515,000	US$	865,000

Shah Capital Opportunity Fund LP	8,919,369 (3,000,000 held in certificated form, 5,919,369 held in brokerage account(s))	US$	49,056,529.50	US$	4,459,684.50

Total	10,649,369	US$	58,571,529.50	US$	5,324,684.50

SCHEDULE B

LU SELLERS

Lu Sellers	Number of Ordinary Shares to Sell	First Tranche Payments		Second Tranche Payments

Hong Liang Lu	970,897 (held in brokerage account(s))	US$	5,339,933.50	US$	485,448.50

Lu Charitable Remainder Trust	26,925 (held in brokerage account(s))	US$	148,087.50	US$	13,462.50

The Lu Family Limited Partnership	76,333 (held in brokerage account(s))	US$	419,831.50	US$	38,166.50

Lu Family Trust	16,408 (held in brokerage account(s))	US$	90,244	US$	8,204

Total	1,090,563	US$	5,998,096.50	US$	545,281.50

SCHEDULE C

CLOSING CONDITIONS PRECEDENT

For the purpose of Section 1.05 “Closing Conditions Precedent” of this Agreement, such conditions shall include the following:

Conditions to the Obligations of Each Party: The obligations of each Party to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

a)	no provision of any applicable law or judgment entered by or with any governmental authority with competent jurisdiction, shall be in effect that enjoins, suspends, prohibits or materially alters the terms of the transactions contemplated by this Agreement, nor any proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to suspend, prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any governmental authority with competent jurisdiction.

Conditions to the Obligations of the Acquirer: The obligation of the Acquirer to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

a)	The Company shall have provided (i) its consent to the Sellers’ transfer of the Ordinary Shares to the Acquirer without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), including the delivery of any required instructions from the Company to it is transfer agent to register the transfer of the Ordinary Shares from the Sellers to the Acquirer, and (ii) any additional consents, approvals, waivers and authorizations required to be obtained from the Company or any governing body of the Company.

b)	The Ordinary Shares to be acquired by the Acquirer from the Sellers shall represent, in the aggregate, not less than 31.6% of the total number of Ordinary Shares outstanding on the Closing Date. The Company shall have not issued additional shares or other equity securities between the signing of this Agreement and the Closing, other than upon exercise of outstanding options and other equity-based awards.

c)	Without the express prior written consent of the Acquirer, the Company shall not have amended, altered or otherwise changed its Articles of Association and shall not have entered into any investor rights, shareholder rights, registration rights or similar agreement granting and governance, share ownership or registration rights to any person (other than the Acquirer).

d)	Prior to the Closing Date (i) each Seller or its affiliate or representative thereof that is a director of the Company and Mr. William Wong shall have executed a resignation letter according to which such persons shall resign and cease to be a director and/or, as applicable, an executive officer of the Company effective immediately after the receipt by the Sellers of the First Tranche Payments, (ii) the Company’s board of directors shall have duly adopted board resolutions pursuant to which, effective upon the receipt by the Sellers of the First Tranche Payments hereunder, (A) the Board shall accept the resignations of the Sellers or their affiliates or representatives and Mr. Wong referred to in clause d)(i) above, (B) the number of directors of the Company shall be increased from six (6) persons to eight (8) persons, (C) five designees of Acquirer shall be appointed as members of the Company’s board of directors to fill the vacancies created by such resignations and increase in the number of Directors, and (D) designees of the Acquirer shall be appointed as the Company’s Chief Executive Officer and Chief Operating Officer of the Company. Prior to their adoption by the Board of Directors, the resolutions to be adopted as contemplated by this clause d) shall be submitted to the Acquirer for review and, at the Closing, Sellers shall deliver or cause the Company to deliver to the Acquirer copies (x) the resignation letters required by clause d)(i), and (y) the board resolutions required by clause d)(ii) in the form adopted by the board of directors of the Company.

e)	The Sellers shall deliver the Ordinary Shares as follows:

i.	For Ordinary Shares held in certificated form as indicated in Schedules A and B, the relevant share certificates shall be delivered to the Acquirer at the Closing, accompanied by duly executed instruments of transfer sufficient for the sale and transfer of the shares of a Cayman Islands corporation.

ii.	For Ordinary Shares held in brokerage accounts maintained by the Sellers as indicated in Schedules A and B, in street name or otherwise, the applicable Sellers shall deliver evidence of having transmitted irrevocable instructions to their brokers to withdraw such shares from registration in the name of The Depositary Trust Company or its nominee and, in connection with such withdrawal, to instruct the Company’s transfer agent to register such shares in the name of the appropriate Acquirer.

iii.	A written evidence from the transfer agent that upon presentation to it of the instruments as mentioned in the above i and ii, the transfer agent will register the transfer to the Acquirer of all of the Ordinary Shares being purchased from the Sellers in this Agreement.

f)	The Company shall have prepared and furnished to the U.S. Securities and Exchange Commission under cover of a Form 6-K its unaudited financial statements as at and for the nine months ended September 30, 2015. Such financial statements shall be prepared in accordance with the U.S. GAAP, applied consistently with the accounting principles applied in the preparation of the audited financial statements of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and shall have been reviewed by Crowe GHP Horwath.

g)	The Seller shall have delivered a certificate addressed to the Acquirer, dated the Closing Date, stating that:

i.	Since the date of the Term Sheet, other than investment of US$2.5 million in Virtual Gateway Labs and a loan to be extended to AioTV Inc. in the amount of US500,000, there have been no new investments, bank loans or loans to third parties, or to shareholders or its affiliates.

ii.	Since the date of the Term Sheet, subject to the disclosure above, there have been no related parties transactions.

iii.	The total cash amount (excluding disposition of investment) of the Company is no less than US$80 million including non-restricted cash of no less than US$65 million, each amount on a non-audited basis, as of the day immediately before the Closing Date. For the purpose of this condition, non-restricted cash refers to monies not earmarked for a specific purpose and therefore available for immediate and general use by the Company.

iv.	The net assets value of the Company is between the ranging of US$96 million to US$104 million, on a non-audited basis as of the day immediately before the Closing Date.

h)	As of the Closing Date, except for disputes, actions, investigations, claims or proceedings specifically set forth in and described in the Company’s Form 20-F for 2014 that have actually been formally filed, initiated or notified to the Company by any court, governmental department, commission, agency, instrumentality or authority or third party, no disputes, actions, investigations, claims, or proceedings that, in any case, amount to a Material Adverse Change (as defined below) shall have been commenced and be pending or overtly threatened in writing against the Company or any of its subsidiaries.

i)	From the date hereof until the Closing Date, there shall not have occurred and be continuing any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have a material adverse effect on Acquirer’s ability to timely consummate the transactions contemplated hereby or result, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, in a material adverse change in the business, financial condition, compliance position and results of operations of the Group including, without limitation, any spin-off, sale, transfer or otherwise disposition of any properties, assets, business and other interests of the Company or its subsidiaries, or incurrence of any liability or debt other than, in each case, in the ordinary course of the Company’s business, consistent with past practices of the Group (the “Material Adverse Change”), provided, that in no event shall any of the following, either alone or in combination, constitute or be taken into account in determining whether there has been a Material Adverse Change: (A) changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its subsidiaries conduct business; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable laws or the interpretation or enforcement thereof; (C) changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries operate; (D) changes affecting the financial, credit or securities market in which the Company or any of its subsidiaries operate, including changes in interest rates or foreign exchange rates; (E) changes resulting from the public announcement of the transaction contemplated hereunder; (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities; or (G) actions taken (or omitted to be taken) at the request of the Acquirer (except, with respect to clauses (A) through (D) and (F), to the extent that any such event, change, circumstance, effect or other matter, alone or in combination, disproportionately has a greater adverse impact on the Group, as compared to other companies operating in the same industries and markets in which the Company or any of its subsidiaries operates).

j)	The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects on the Closing, and the Sellers shall have jointly executed a certificate dated as of the Closing Date certifying to the fulfillment of this condition.

Conditions to the Obligations of the Sellers: The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

a)	The representations and warranties of the Acquirer in this Agreement shall be true and correct in all material respects on the Closing.

b)	The Acquirer shall have received all required approvals under applicable exchange control or outbound investment laws in connection with their purchase of the Securities.

c)	The Acquirer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date.

d)	Subject to clause d) of the conditions to the obligations of the Acquirer, William Wong, the current Chief Executive Officer of the Company, shall be paid the applicable severance payment in connection with his resignation concurrent with the Closing or immediately upon the Closing in accordance with the Company’s applicable severance policy.

e)	The Acquirer shall have caused Phicomm Technology (Hong Kong) Co., Limited to execute and deliver to the Sellers a letter of guarantee in the form acceptable to the Sellers, pursuant to which Phicomm Technology (Hong Kong) Co., Limited shall guarantee the Acquirer’s payment obligations in respect of the Second Tranche Payments under this Agreement.